NEUBERGER BERMAN EQUITY FUNDS
                                   TRUST CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A




         The Trust Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:



Neuberger Berman Convergence Fund
Neuberger Berman Dividend Fund
Neuberger Berman Energy Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Global Real Estate Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Research Opportunities Fund
Neuberger Berman Small and Mid Cap Growth Fund


Date: December 17, 2007